Exhibit 10.27

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (the “Agreement”), is effective as of March 8, 2016 (the “Effective Date”) by and between Acer Therapeutics Inc., a Delaware corporation (the “Company”), and Robert D. Steiner, M.D. (the “Employee”).

RECITALS

WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that the possibility of a Change in Control (as hereinafter defined) exists and that the threat or the occurrence of a Change in Control can result in significant distractions of its key employees because of the uncertainties inherent in such a situation;

WHEREAS, the Board has determined that it is essential and in the best interest of the Company and its stockholders to retain the services of the Employee in the event of a threat or occurrence of a Change in Control and to ensure the Employee’s continued dedication and efforts in such event without undue concern for personal financial and employment security;

WHEREAS, in order to induce the Employee to remain in the employ of the Company, particularly in the event of a threat or the occurrence of a Change in Control, the Company desires to enter into this Agreement with the Employee to provide the Employee with certain benefits in the event his employment is terminated as a result of, or in connection with, a Change in Control; and

WHEREAS, Employee is an employee-at-will of the Company and nothing in this Agreement shall be construed as creating an express or implied contract of employment between the Company and the Employee, and the Employee shall continue to be employed by the Company on an “at-will” basis..

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable receipt of which is hereby acknowledged, the parties do hereby agree as follows:

1. Term of Agreement. This Agreement shall commence as of the date hereof and continue in effect until March 31, 2018; provided, however, that on March 31, 2018 and on each anniversary thereof, the term of this Agreement shall automatically be extended for one year unless either the Company or the Employee shall have given at least 90 days written notice to the other prior thereto that the term of this Agreement shall not be so extended; provided, further, however, that notwithstanding any such notice by the Company or the Employee not to extend, if a Change in Control shall theretofore have occurred, the term of this Agreement shall not expire prior to the second anniversary of a Change in Control Date. The benefits payable pursuant to Paragraph 2 hereof shall be due in all events if a Change in Control occurs during the term of this Agreement, and a Change in Control will be deemed to have occurred during the term hereof if an agreement for a transaction resulting in a Change in Control is entered into during the term hereof, notwithstanding that the Change in Control Date occurs after the expiration of the term of this Agreement.

2. Events Upon Change in Control.

(a) Acceleration of Vesting. Upon a Change of Control, all of Employee’s unvested stock options shall vest and become exercisable in full as of a time immediately prior to such Change in Control and the stock issuable under such options shall not be subject to any right of first refusal for the Company included in the Employee’s option agreements.

(b) Severance Upon Termination of Employment. The Company agrees to pay or cause to be paid to the Employee the severance paymentss specified in this Paragraph 2(b) if (i) there is a Change in Control, and (ii) within the Change in Control Period, (a) the Company or the Successor terminates the employment of the Employee for any reason other than Cause, death or Disability or (b) the Employee voluntarily terminates employment for Good Reason (each, a “Termination Event”). If the Employee is entitled to severance pursuant to this Paragraph 2(b), the Company agrees to pay or provide to the Employee as severance payment, the following:

(i) A single lump sum payment, payable in cash within fifteen (15) days of the Termination Date (or with respect to amounts described in clauses (B) and (C) only if later, the Change in Control Date), equal to the sum of:

(A) the accrued portion of any of the Employee’s unpaid base salary and vacation through the Termination Date and any unpaid portion of the Employee’s bonus, if any, for the prior fiscal year; plus

(B) a portion of the Employee’s bonus for the fiscal year in progress, if any, prorated based upon the number of days elapsed since the commencement of the fiscal year and calculated assuming that all performance milestones have been achieved; plus

(C) the amount of the Employee’s then-current monthly base salary multiplied by six (6).

(ii) The Company will reimburse the Employee for the same amount of the Employee’s health insurance premium for which it reimbursed Employee prior to the Termination Event for a period beginning with the Termination Event and ending on the first to occur of (A) the six month anniversary of the Termination Event or (B) Employee becoming eligible for group health insurance from a new employer.

(c) Release. Notwithstanding anything to the contrary in Paragraph 2(b), Employee shall not be entitled to receive any severance payments pursuant to Paragraph 2(b) unless he first executes and delivers to the Company a general release of claims against the Company and its affiliates in the form attached hereto as Exhibit B.

3. Section 409A of the Code.

It is intended that any payments or benefits provided pursuant to this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code (“Section 409A”) provided under Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A- 1(b)(5). Notwithstanding the foregoing, if the Company determines that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A, and to the extent that such payment or benefit is payable upon Employee’s termination of employment, then such payments or benefits shall be payable only upon Employee’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). In addition, if at the time of Employee’s separation from service Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A any payment or benefit that Employee becomes entitled to under this Agreement on account of Employee’s separation from service shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six (6) months and one (1) day after Employee’s separation from service and (ii) Employee’s death. If any such delayed payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six (6)-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. In addition, interest at the Prime Rate as reported in the Wall Street Journal shall be added to any payment that is delayed pursuant to this Paragraph 3, for the time period during which such payment was delayed.

4. Section 280G.

(a) Limitaiton of Benefit. In the event that any payment or benefit arising out of or in connection with a change of ownership or effective control of the Company or a substantial portion of its assets within the meaning of Section 280G of the Code (a “280G Change in Control”), that is made or provided, or to be made or provided, by the Company (or any successors thereto or affiliates thereof) to the Employee, whether pursuant to the terms of this Agreement or any other plan, agreement, or arrangement (any such payment or benefit, a “Parachute Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Parachute Payments shall be reduced to the extent necessary to eliminate the imposition of the Excise Tax.

(b) Determination. A determination as to whether any reduction in the Employee’s Parachute Payments is required and if so, as to the amount of reduction so required, shall be made by no later than 30 days after the closing of the transaction or the occurrence of the event that constitutes the 280G Change in Control, or as soon thereafter as administratively practicable. Such determination, and the assumptions to be utilized in arriving at such determination, shall be made reasonably and in good faith by the Company.

(c) Order of Reductions. Any reduction in the Parachute Payments required to be made shall be made first with respect to Parachute Payments payable in cash before being made in respect of any Parachute Payments to be provided in the form of benefits or equity award acceleration, and in the form of benefits before being made with respect to equity award acceleration, and in any case, shall be made with respect to such Parachute Payments in inverse order of the scheduled dates or times for the payment or provision of such Parachute Payments.

(d) Scope. For the avoidance of doubt, the provisions of this Paragraph 4 are intended to apply to any and all payments or benefits available to the Employee under this Agreement or any other plan, agreement, or arrangement of the Company under which the Employee may receive Parachute Payments, and shall supersede any contrary language in such plan, agreement, or arrangement.

5. Notices. The delivery of any statement or the giving of any notice provided for or required herein may be effected by (i) delivery by hand and the execution by the recipient of a written receipt, or (ii) by depositing with the United States Postal Service or in any one of its regular depositories the same to the recipient by registered or certified mail, postage prepaid, with return receipt requested, addressed as follows: in the case of Employee, to Employee’s last known residence; or in the case of the Company, to its principal offices, or any subsequent address provided to Employee, to the attention of the Board of Directors, with copy to (which shall not constitute notice) Foley Hoag LLP, 155 Seaport Blvd., Boston, MA 02210, attn.: Paul Bork.

6. Effect. This Agreement shall be binding on and inure to the respective benefit of the Company and its successors and assigns and the Employee and her personal representatives.

7. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the matters set forth herein and supersedes all prior agreements and understandings between the parties with respect to the same. For the avoidance of doubt, this Agreement shall not be construed as creating an express or implied contract of employment between the Company and the Employee, and the Employee shall continue to be employed by the Company on an “at-will” basis.

8. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

9. Amendment and Waiver. No provision of this Agreement, including the provisions of this Paragraph, may be amended, modified, deleted, or waived in any manner except by a written agreement executed by the parties.

10. No Assignment and Non-Transferability. Neither this Agreement nor any interest herein may be assigned by the Employee without the consent of the Company. To the extent this Agreement contains payments which are subject to Section 409A, the Employee’s rights to such payments are not subject to anticipation, alienation, sale, transfer, pledge, encumbrance, attachment or garnishment and, where applicable, may only be transferred by will or the laws of descent and distribution.

11. Governing Law. This Agreement will be governed by and construed according to the laws of the Commonwealth of Massachusetts without regard to its principles of conflicts of laws.

12. Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, and all of which shall be deemed a single agreement.

13. Headings; Capitalized Terms. The headings herein are for convenience only and shall not affect the interpretation of this Agreement. Capitalized Terms not otherwise defined in the text of this Agreement are used as defined in Exhibit A hereto.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY:

ACER THERAPEUTICS INC.

By:	/s/ Chris Schelling
Printed Name: Chris Schelling
Title: Interim CEO, COO, and Founder

EMPLOYEE:

/s/ Robert Steiner
Robert D. Steiner, M.D.

EXHIBIT A

DEFINITIONS

When used in this Agreement, the following terms have the meanings set forth below:

“Cause” means:

(a) Employee’s dishonesty relating to the Company or its assets (including, without limitation, theft or embezzlement of Company funds or assets);

(b) A material misstatement or misrepresentation by Employee to the Company with respect to his educational and professional background and experience;

(c) Employee’s commission of any action with the intent to injure the Company, its business or its assets;

(d) Employee is indicted for any felony, or for any misdemeanor which may interfere with the performance of his duties or responsibilities;

(e) Employee violates any material directive, policy, standard or instruction of the Board with respect to the operation of the Company’s business;

(f) Employee fails to obey any direction of the Board which is not illegal;

(g) Employee’s willful noncompliance in any material respect with any laws or regulations, foreign or domestic, in the operation of the Company’s business;

(h) Employee’s material breach of any of his obligations pursuant to his employment agreement or any fiduciary duty arising under law;

(i) Employee’s gross negligence or willful misconduct with respect to the business affairs of the Company or with respect to performing his duties or responsibilities under this agreement (other than on account of a medically determinable disability which renders the Employee incapable of performing such services); or

(j) Employee’s unlawful use of alcohol or controlled substances or other drugs.

“Change in Control” means (i) the sale of all or substantially all of the assets or issued and outstanding capital stock of the Company, (ii) merger or consolidation involving the Company in which stockholders of the Company immediately before such merger or consolidation do not own immediately after such merger or consolidation capital stock or other equity interests of the surviving corporation or entity representing more than fifty percent (50%) in voting power of capital stock or other equity interests of such surviving corporation or entity outstanding immediately after such merger or consolidation, or (iii) a change, without the approval of the Board, in the composition of the Board such that directors who were serving as of the date of this Agreement cease to constitute a majority of the Board.

“Change in Control Date” means the date on which a Change in Control is consummated.

“Change in Control Period” means the period commencing on the announcement of a transaction expected to result in a Change in Control, and ending on the second anniversary of the Change in Control Date.

“Code” means the Internal Revenue Code of 1986, as amended. References herein to a specific section of the Code shall be deemed to include comparable or analogous provisions of state, local and foreign law.

“Disability” means the inability of the Employee due to illness (mental or physical), accident, or otherwise to perform his duties for any period of 180 consecutive days, as determined by a qualified physician.

“Good Reason” means (A) without the Employee’s prior written consent, assignment to the Employee of duties materially inconsistent in any respect with his position, authority, duties or responsibilities, annual base salary or target bonus when compared with the same immediately prior to the Change in Control Date or if any change in the same is hereafter made in anticipation of a Change in Control or potential Change in Control, when compared with the same immediately before such change; (B) without the Employee’s prior written consent, reduction in the Employee’s annual base salary, target bonus or benefits when compared with the same immediately prior to the Change in Control Date; or (C) assignment of the Employee, without his prior written consent, to a place of business that is not within fifty miles of the Employee’s current place of business. Notwithstanding the foregoing, no such event shall constitute “Good Reason” unless (a) Employee shall have given written notice of such event to the Company within sixty (60) days after the initial occurrence, (b) the Company shall have failed to cure the condition constituting Good Reason within thirty (30) days after expiration of such cure period, and (c) Employee terminates employment within thirty (30) days after expiration of such cure period.

“Successor” means any acquirer of all or substantially all of the stock, assets or business of the Company.

“Termination Date” means the last day of the Employee’s employment by the Company. For the purposes of this Agreement, the terms “termination of employment,” “terminates employment” and “Termination Date” mean a “separation from service” as such term is defined in Section 409A of the Code.

EXHIBIT B

RELEASE

In consideration of the undertakings by Acer Therapeutics Inc. (the “Company”) set forth in the Severance Agreement with the undersigned (the “Employee”) dated         , 2016 to which this Release is attached as an exhibit (the “Severance Agreement”) and for other good and valuable consideration, the receipt of which is hereby acknowledged, Employee, on behalf of himself, his successors, heirs, administrators, executors, assigns, agents, representatives, and all those in privity with him, releases and forever discharges the Company, all of its present and former officers, directors, employees, servants, agents, representatives, shareholders, successors, assigns, and beneficiaries, (collectively, the “Company Releasees”), of and from any and all claims, charges, complaints, causes of action, demands, obligations, liabilities, damages, attorneys fees, expenses, and costs of any kind which Employee now has or ever had arising out of his employment by the Company (“Released Claims”), including but not limited to any causes of action or claims arising under or based on the National Labor Relations Act, as amended; the Civil Rights Act of 1886, 42 U.S.C. § 1981; Section 2 of the Civil Rights Act of 1871, 42 U.S.C. § 1985(c); Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000a et seq., as amended by the Equal Employment Opportunity Act of 1972, 42 U.S.C. § 2000e et seq. and the Civil Rights Act of 1991, 42 U.S.C. § 1981a et seq.; the Equal Pay Act of 1963, 29 U.S.C. §206(d); the Rehabilitation Act of 1973, as amended by the Americans With Disabilities Act and the 1991 Civil Rights Act, 29 U.S.C. §§ 706(8), 791, 793, 794, 794a; the Americans with Disabilities Act of 1990, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 12101 et seq.; the Age Discrimination in Employment Act (“ADEA”) of 1967, 29 U.S.C. § 621 et seq.; Executive Order No. 11246, 3 C.F.R. 1964, reprinted as amended in 42 U.S.C. § 2000e; sections 111.310 through 111.395 of the Wisconsin Statutes; and any other state, federal or municipal equal employment opportunity law, statute, public policy, order, ordinance, or regulation, and any other federal or state law, statute, order, public policy, or regulation affecting or relating to the claims or rights of employees, and any and all Released Claims sounding in tort or contract or otherwise, which Employee had, now has, or claimed to have, known or unknown, against the Company Releasees; provided, however, the foregoing release shall not relate to any obligations of the Company arising under (i) the Severance Agreement relating to the payment of severance and other post-termination payments, (ii) any equity award granted by the Company to the Employee, (iii) the 401(k) plan or similar retirement benefit plan of the Company and any agreements thereunder, or (iv) any statute, provision of the Company’s certificate of incorporation or by-laws or insurance or other agreement providing indemnification rights to Employee in connection with his services as an officer of the Company.

Employee acknowledges and understands that the consideration Employee is being provided constitutes a full, fair and complete payment for the release and waiver of all possible claims. Employee represents that Employee understands the various claims Employee could have asserted under federal or state law, including but not limited to the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefits Protection Act, and other similar laws; that Employee has read this Release carefully and understands all of its provisions; that Employee understands that Employee has the right to and is advised to consult an attorney concerning this Release and in particular the waiver of rights Employee might have under these laws; that to the extent, if any, that Employee desired, Employee availed himself of this right; that Employee has been provided at least twenty-one (21) days to consider whether to sign this Release; that to the extent Employee has signed this Release before the expiration of such twenty-one (21) day period Employee has done so knowingly and willingly; that Employee enters into this Release and waives any claims knowingly and willingly; and that this Release shall become effective seven (7) days after it is signed. Employee may revoke this Release within seven (7) days after it is signed and it shall not become effective or enforceable until this seven (7) day revocation period has expired.

[EMPLOYEE]

Dated:        , 20